UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MARCH 19, 2008

ISOLAGEN, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 19, 2008, Isolagen International SA, a wholly owned subsidiary of Isolagen, Inc. (“Isolagen”), entered into a Sale of Real Estate Agreement with Dernier Batz SA, a 100% owned subsidiary of The Swatch Group Ltd., to sell its facility located in Bevaix, Canton of Neuchatel, Switzerland for a gross purchase price of CHF 6,500,000 (Swiss francs), of which CHF 5,850,000 (Swiss francs) was paid on March 20, 2008, with the remaining purchase price, net of taxes and expenses, expected to be paid approximately six weeks after the date of sale. On March 19, 2008, the exchange rate between the Swiss franc and the US Dollar was one Swiss franc to 1.01411 US Dollars. There are no relationships between the purchaser and Isolagen, or between the purchaser and any director or officer of Isolagen.

The Swiss facility was classified as “assets of discontinued operations held for sale” at December 31, 2007 with a value of $11.2 million. In connection with the sale of the Swiss facility for approximately $6.4 million, net, Isolagen expects to record a loss on the sale of approximately $4.8 million, which will be included in results from discontinued operations, in its consolidated statement of operations during the quarter ended March 31, 2008. Further, at December 31, 2007, Isolagen had $0.7 million of cumulative translation adjustment gain recorded on its consolidated balance sheet. Substantially all of this $0.7 million will be realized as a gain and included in results from discontinued operations in Isolagen’s consolidated statement of operations during the quarter ended March 31, 2008 as a result of the sale of the Swiss facility.

Item 2.01   Completion of Acquisition or Disposition of Assets

Item 1.01 is incorporated herein by reference.

Item 9.01   Financial Statement and Exhibits.

(a)   Financial statements required by this item are set forth in Exhibit 99.1.

(b)   Not applicable.

(c)   Not applicable.

(d)   Exhibits.

99.1	Pro forma unaudited consolidated balance sheet, as of December 31, 2007, which presents the sale of Isolagen’s Swiss facility as if the sale occurred on December 31, 2007

99.2	Press release dated March 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date:	March 24, 2008	By:	/s/ Todd J. Greenspan

Todd J. Greenspan, Chief Financial Officer